UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

JOHNSON CONTROLS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Johnson Controls, Inc.

Supplemental Proxy Material

January 11, 2012

In recent days, proxy advisory services have commented about the Company’s executive compensation policies and practices. Below we provide additional disclosure regarding our response to shareholders in light of the Say on Pay Vote at our 2011 Annual Meeting of Shareholders, our fiscal year 2011 Company performance, our continued focus on performance-based compensation, and the challenges associated with assessing the competitiveness of our pay levels using available market data. We hope that after reading the material below you will have a more meaningful basis for assessing our executive compensation program. We request your vote “FOR” Proposal Three: Advisory Vote on Compensation of Our Named Executive Officers that we included in our Proxy Statement for our 2012 Annual Meeting of Shareholders to be held January 25, 2012.

Response to Shareholder Input

We undertook a significant shareholder outreach effort both in advance of the 2011 shareholders’ meeting as well as following the outcome of the shareholder vote on Say on Pay at that meeting.

•

In January 2011, we reached out to institutional investors that collectively held over 50% of the Company’s total ownership, holding one-on-one discussions with institutional investors collectively representing approximately 20% of the Company’s total ownership. The purpose was to gain insight and perspective on our executive compensation programs and policies as disclosed in our proxy statement for our 2011 annual meeting. The investor input from these meetings was reviewed by management and the Compensation Committee as it considered executive pay for fiscal year 2012.

•

In November 2011, we again reached out to the same group of shareholders to share the executive compensation program changes approved by our Compensation Committee for fiscal year 2012 and to gain additional insight and feedback on the direction of our executive compensation program.

In light of the feedback received from our shareholders and the Compensation Committee’s ongoing work to ensure a strong link between executive pay and Company performance, our Committee was responsive and made meaningful changes to the executive compensation program for fiscal year 2012. It is important to note that decisions on fiscal year 2011 compensation became effective at the beginning of our fiscal year (October 1, 2010), prior to the time of the January 2011 annual meeting. Specific changes for fiscal 2012 include:

•

A substantial increase in the level of earnings growth (to 10%) required to earn incentive awards under both our Annual and Long-Term Incentive Performance Plans to better align incentives with the growth expectations of our investors.

•	Adding Return on Sales (ROS) to our Annual Incentive Performance Plan to focus on margin expansion, which is a key area of focus by our institutional shareholders.

In addition, based on feedback from our shareholders, the Compensation Discussion and Analysis in our Proxy Statement for our 2012 Annual Meeting reflects a number of revisions relative to the prior year’s proxy statement to improve the clarity and understanding of our executive compensation program.

We believe the changes made for fiscal year 2012 are responsive to the feedback from our investors and enhance the performance orientation of our executive pay program.

Company Performance

Johnson Controls (NYSE: JCI) has a long-standing tradition of delivering performance for our shareholders. We believe that our executive compensation is tied to company performance and long-term shareholder return. In fiscal year 2011, the Company posted record financial results. Net sales rose 19% to $40.8 billion while earnings per share increased nearly 21% to $2.40. Please refer to pages 42 and 43 in our Proxy Statement for our 2012 Annual Meeting for additional information on our business results.

The Company’s Total Shareholder Return (TSR) underperformed the S&P 500 Index in fiscal 2011. It is widely recognized, however, that the volatility in stock prices over recent months was largely driven by global macro issues such as the European debt crisis, and less by company-specific financial performance. TSR provides for a “point-in-time” analysis for comparing shareholder return, but there may not always be a correlation between actual company financial performance results over a short time period and stock price performance over that same period, especially during times of significant market volatility. As an illustration of the potentially shortcomings of a short-term point-in-time TSR analysis, we note that the Company’s stock price increased more than 30% from the last day of the fiscal year through January 10, 2012.

Performance-Based Compensation

The Company is committed to ensuring our executive compensation program reflects pay for performance and enhanced shareholder value over the long-term. We use a balanced portfolio approach for performance-based compensation focused on internal financial performance and external stock price growth to ensure alignment between pay and performance.

•	Nearly 70% of fiscal year 2011 CEO target total direct compensation was provided via performance-based incentives consisting of:

¡	An Annual Incentive Performance Plan based on return on assets (ROA) and earnings before interest and tax (EBIT) growth targets;

¡	A Long-Term Incentive Performance Plan based on return on invested capital (ROIC) and pre-tax earnings growth; and

¡	Stock Options rewarding executives only if the market price of our stock price rises which aligns directly with long-term value creation for our shareholders.

•	Over 65% of fiscal year 2011 target equity-based compensation was delivered via stock options which we consider true pay for performance based on stock price growth.

Compensation Peer Analysis

Because of our Company’s September 30 fiscal year end, our corresponding early proxy statement filing date and significant year-over-year changes in pay practices at many companies, particularly in a recovering economy, it is challenging for proxy advisory services to provide a meaningful “apples-to-apples” comparison of the Company’s total compensation to the marketplace.

Simply put, the advisory services essentially compare our 2011 pay levels with the 2010 pay levels of comparable companies, most of which end their fiscal years in December. The comparable 2011 compensation data from the majority of these companies will not be disclosed until their proxy statements are filed over the next four months.

Most market studies suggest reported pay levels for 2011 will be higher than for 2010. Hence, any market comparison using data for 2010 may understate the market and overstate differences between our Company’s executive compensation and the market.

Conclusion

We continue to strive to enhance the performance orientation of our executive pay program, and we believe that we have designed an executive compensation program which links pay and performance and is in the best long-term interests of our shareholders. As indicated in our Compensation Committee Charter, we will continue to re-evaluate our executive compensation program to further ensure alignment in our compensation program and practices. Shareholder input will continue to be an important consideration in our annual executive compensation evaluation process.